Exhibit (b)(10)

EXECUTION COPY

Dated 25 October 2016

STOCK PLEDGE AGREEMENT

(Vertrag über die Verpfändung von Aktien)

between

GRAND CHIP INVESTMENT GMBH

as Pledgor

and

XIN RONG LEASING LIMITED

as Original Pledgee, Original Lender, Facility Agent and Security Agent

Schedule 1	28

Schedule 2	31

Schedule 3	34

Schedule 4	37

THIS STOCK PLEDGE AGREEMENT (the Agreement) is dated 25 October 2016 and entered into between:

(1)                                 GRAND CHIP INVESTMENT GMBH, a limited liability company formed under the laws of Germany, with its registered seat in Frankfurt am Main, Germany and its registered office at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under number HRB 104996

(the Pledgor)

on the one side; and

(2)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No. 28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as security agent

(the Security Agent)

(3)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No. 28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as original lender

(the Original Lender)

(4)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No. 28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as facility agent

(the Facility Agent)

on the other side.

The parties named at (2)—(4) above shall be collectively be referred to as the Original Pledgees and each an Original Pledgee. The Pledgor and the Original Pledgees shall collectively be referred to as the Parties and each a Party.

WHEREAS:

(A)                               Pursuant to the terms of the Facility Agreement, the Lenders agreed to provide to the Pledgor a term loan facility in an amount of up to EUR 500,000,000 to finance the acquisition of all or a certain number of shares in the Target (i.e. AIXTRON SE).

(B)                               Upon the completion of the acquisition or thereafter, the Pledgor will be a shareholder of the Target and will hold a certain number of no-par value registered shares (nennwertlose Namensaktien) of the Target, including a certain number of no-par value registered shares represented by American Depositary Shares. The registered entire nominal stock capital (Grundkapital) of the Target on the date of this Agreement amounts to EUR 112,720,355.00. In addition, conditional capital increases (bedingte Kapitalerhöhungen) in the total amount of EUR 50,187,067.00 have been registered. The entire nominal stock capital (Grundkapital) and the conditional capital increases (bedingte Kapitalerhöhungen) are certificated in one or more Global Certificates. On the date of this Agreement all Global Certificates that have been issued in respect of the Target’s shares are held in collective deposit at Clearstream Banking AG in Frankfurt am Main.

(C)                               The Pledgor intends to create a security interest in form of a pledge over all shares of the Target it already has or will acquire in the future in favour of the Pledgees for their respective claims against any Obligor under the Finance Documents.

(D)                               It is a condition precedent under the Facility Agreement that the Parties enter into this Agreement.

(E)                                The Collateral created by or pursuant to this Agreement is to be held and administered by the Security Agent for and on behalf of the Pledgees.

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

Unless otherwise defined herein, capitalised terms used in this Agreement and in the preamble hereto shall have the same meaning as set out in the Facility Agreement.

In this Agreement:

Abstract Acknowledgment of Debt (Parallel Debt Germany) means the abstract acknowledgement of debt entered or to be entered between the Borrower and the Security Agent in respect of acknowledging the Secured Liabilities of the Borrower dated as or around the date of this Agreement.

Administrative Party means each of the Facility Agent and the Security Agent.

ADS Tender Agent means The Bank of New York Mellon, a New York banking corporation.

ADS Tender Agent Agreement means the ADS tender agent agreement between the Pledgor, Fujian Grand Chip Investment Fund LP and the ADS Tender Agent dated as of July 29, 2016 and made in connection with the Takeover Offer.

AIXTRON ADSs has the same meaning as defined in the Takeover Offer as “AIXTRON-ADSs” (in English: “AIXTRON ADSs”).

AIXTRON Subsequently Tendered Shares has the same meaning as defined in the Takeover Offer as “Nachträglich Zum Verkauf Eingereichte Aktien” (in English: “AIXTRON Subsequently Tendered Shares”) that shall include without reservation all shares that are re-booked to the International Securities Identification Number (“ISIN”) DE000A2BPSF1 at Clearstream and/or in the securities account of any of the shareholders of the Target.

AIXTRON Tendered Shares has the same meaning as defined in the Takeover Offer as “Zum Verkauf Eingereichte Aktien” (in English: “AIXTRON Tendered Shares”) that shall include without reservation all shares that are re-booked to the International Securities Identification Number (“ISIN”) DE000A2BPYT0 at Clearstream and/or in the securities account of any of the shareholders of the Target.

Business Day means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for general business in Hong Kong and Frankfurt am Main, Germany.

Central Settlement Agent has the same meaning as defined in the Takeover Offer as “Zentrale Abwicklungsstelle” (in English: “Central Settlement Agent”) that currently is Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, but that also includes any successors, assignees or replacements of such entity.

Central Settlement Agent Agreement means the engagement letter between the Pledgor and the Central Settlement Agent dated as of June 9, 2016 and made in connection with the Takeover Offer.

Collateral means any and all security granted under this Agreement.

Consummation of a Share Transfer means the point in time when the Pledgor acquires and/or receives ownership of any Shares in the capital of the Target and any spin-off company of the Target whether issued as par value shares or no par value shares, whether in bearer or registered form or whether as a result of an increase of the Target’s share capital or otherwise, including but not limited to any acquisition in connection with the Takeover Offer.

Default means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) of the Facility Agreement which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

EUR or Euro means the single currency of any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Event of Default means any event or circumstance specified as such in Clause 20 (Events of Default) of the Facility Agreement.

Facility Agreement means the facility agreement relating to a Euro 500,000,000 term loan facility between, among other parties, the Pledgor as borrower, the Original Lender as lender, the Facility Agent as facility agent and the Security Agent as security agent dated 25 October 2016 for the purpose of financing the acquisition of the shares in the Target.

Finance Document shall have the same meaning as in the Facility Agreement.

Finance Party means an Administrative Party or a Lender.

Future Pledgee means any person (i) to whom a Pledge is transferred by operation of law, including as a result of assignment (Abtretung) of a Secured Liability or a transfer of contract (Vertragsübernahme) in relation to any Finance Document after the date of this Agreement, and/or (ii) who becomes a party to any Finance Document as a Lender, whether as a result of a transfer of contract (Vertragsübernahme) in relation to any Finance Document after the date of this Agreement or otherwise.

Future Shares means all additional ordinary shares or preference shares in the capital of the Target whether issued as par value shares or no par value shares, whether in bearer or registered form or whether as a result of an increase of the Target’s share capital or otherwise, other than the Present Shares.

Global Certificates means all global certificates (Dauerglobalurkunden) issued by the Target and representing the registered shares in the Target without a par value (Namensaktien ohne Nennbetrag).

Lender means (i) the Original Lender and (ii) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Parties) of the Facility Agreement, which in each case has not ceased to be a Party in accordance with the terms of the Facility Agreement.

Limit is defined in Clause 11.2 (Release of Collateral).

Obligor means the Borrower and any Security Provider.

Parallel Debt means any amount which a Pledgor owes the Security Agent pursuant to the Abstract Acknowledgement of Debt (Parallel Debt Germany).

Pledgee means an Original Pledgee or a Future Pledgee.

Pledges means any and all pledges constituted pursuant to this Agreement.

Present Shares means all ordinary no-par value registered shares (nennwertlose Namensaktien) in the Target (i) issued and outstanding on or before the date of this Agreement and (ii) issued after the date of this Agreement based on conditional share capital increases (bedingte Kapitalerhöhungen) as resolved on or before the date of this Agreement, together in the total amount of 116,558,569 shares as certificated in the Global Certificates; the number of such shares may, for the avoidance of doubt, increase after the date of this Agreement.

Relevant Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect provided in connection with the Finance Documents.

Secured Liabilities means all present and future claims (Ansprüche) (whether actual or contingent and whether owned or owed jointly or severally and in any other capacity whatsoever) of the Finance Parties against any Obligor under or in respect of the Finance Documents, including without reservation the Parallel Debt, each as amended, restated, extended, varied, supplemented or novated from time to time (including, without limitation, pursuant to any extension of the term or increase in the amounts owed under the Facility Agreement), and including, for the avoidance of doubt, claims for damages (Schadensersatz) and claims based on unjustified enrichment (ungerechtfertigte Bereicherung) and tort (unerlaubte Handlung) as well as any claims arising from the insolvency administrator’s choice to fulfill mutual agreements according to section 103 Insolvency Code (Insolvenzverordnung), in each case together with all costs, charges and expenses incurred by the Finance Parties in connection with the protection, preservation or enforcement of any or all of their rights and claims under the Finance Documents. The term “Secured Liabilities” also covers any future extension, prolongation or increase of any claims and rights of the Finance Parties under the Finance Documents.

Securities Deposit Account means the German securities deposit account (Wertpapierdepotkonto) IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, held with the Securities Depository Bank.

Securities Deposit Reference Account means the German settlement/ reference bank account (Verrechnungs-/Referenzkonto) for the Securities Deposit Account held by the Pledgor with Deutsche Bank AG, IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX.

Securities Depository Bank means Deutsche Bank AG as depository bank (Depotbank) or any other depository bank holding any Shares owned by the Pledgor.

Security Provider means each person who is a party to a Security Document other than a Finance Party and the Borrower.

Security Document shall have the same meaning as in the Facility Agreement.

Shares means the Present Shares and the Future Shares.

Takeover Offer means the voluntary public takeover offer made by the Borrower to the shareholders of Target to acquire all no-par value registered shares (including all no-par value registered shares represented by American Depositary Shares) of Target at the price of EUR

6.00 per share in cash, as published in Germany on 29 July 2016 as amended by the amendment of the takeover offer, published on 6 October 2016, as the same may be further amended and supplemented from time to time.

Target means AIXTRON SE, a company incorporated under the laws of Germany registered with the commercial register (Handelsregister) of local court (Amtsgericht) of Aachen under HRB 16590 and with its registered office at Dornkaulstrasse 2, 52134 Herzogenrath, Germany.

1.2                              Interpretation of terms

(a)                                This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

(b)                                Any reference in this Agreement to:

(i)                                   an “amendment” includes a supplement, novation, restatement or re-enactment and “amend” and “amended” (or any of their derivative forms) will be construed accordingly;

(ii)                                a “Clause”, a “Subclause” or a “Schedule” is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)                             the expressions hereof, herein, hereunder and similar expressions shall be construed as references to this Agreement as a whole and shall not be limited to the particular clause or provision in which the relevant expression appears, and references to this Agreement and all like indications shall include references to this Agreement as supplemented by any other agreement or instrument which amends this Agreement;

(iv)                            “include” or “including” shall be construed without limitation;

(v)                               a “person” includes any individual, firm, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(vi)                            “promptly” or “without undue delay” shall have the same meaning as the German term unverzüglich;

(vii)                         a “party” or “Party” is a reference to that party together with such party’s permitted successors and assigns.

(c)                                 Where the context so admits, the singular includes the plural and vice versa.

(d)                                Section clauses and Schedule headings are for ease of reference only.

(e)                                 Any reference in this Agreement to a defined document is a reference to that defined document as amended or supplemented from time to time.

1.3                              For the avoidance of doubt, unless specified otherwise in this Agreement, the Security Agent acts as agent (Stellvertreter) for and on behalf of the Pledgees when administering, enforcing releasing or performing any other actions in respect of the Collateral created by this Agreement.

1.4                              This Agreement is a Finance Document.

2.                                     PLEDGE AND ASSIGNMENTS

2.1                              Constitution of the Pledges

(a)                                The Pledgor hereby pledges to each of the Pledgees for their rateable and equally ranking interest as security any Present Shares and other securities of any description issued and outstanding on or before the date of this Agreement (including any additional or replacement shares created or allotted as a result of any consolidation, subdivision, reduction of capital, scheme of arrangement, merger, de-merger or creation or elimination of any class of shares) in relation to the Target of whatever nominal value or class that the Pledgor holds or may acquire in the future, including but not limited to:

(i)                                   the AIXTRON Tendered Shares that are transferred to the Pledgor (as “Bidder”) pursuant to and in connection with the Takeover Offer;

(ii)                                the AIXTRON Subsequently Tendered Shares that are transferred to the Pledgor (as “Bidder”) pursuant to and in connection with the Takeover Offer;

(iii)                             to the extent legally possible, any Present Shares that are envisaged to be transferred to the Pledgor (as “Bidder”) in connection with any surrender of any of the AIXTRON ADSs pursuant to and in connection with the Takeover Offer;

(iv)                            to the extent legally possible, any AIXTRON ADSs in relation to which the Takeover Offer has been accepted as of the expiry of the relevant “Acceptance Period” (Annahmefrist) or “Additional Acceptance Period” (Weitere Annahmefrist) each as defined in the Takeover Offer and as the case may be;

(v)                               to the extent legally possible, any AIXTRON ADSs that have been acquired on or before or will be acquired after the date of this Agreement by the Pledgor; and

(vi)                            to the extent legally possible  any Present Shares that have been transferred to the Pledgor (as “Bidder”) in connection with any surrender of any of the AIXTRON ADSs pursuant to and in connection with the Takeover Offer;

(vii)                         any Present Shares and any other securities of any description issued and outstanding on or before the date of this Agreement in relation to the Target that are, or will be, deposited on the Security Depository Account in whatever nominal value,

and any and all rights relating thereto, including but not limited to:

(viii)                      dividends payable in relation to the Present Shares and any compensation payments pursuant to section 304 of the German Stock Corporation Act (Aktiengesetz) (Ausgleichsanprüche);

(ix)                            liquidation proceeds (Liquidationserlöse), consideration for redemption (Einziehungsentgelt), repaid capital in case of a capital decrease (Kapitalherabsetzung), any compensation in case of withdrawal (Austritt), any compensation payments pursuant to section 305 of the German Stock Corporation Act (Aktiengesetz) (Abfindungsansprüche);

(x)                               the right of the Pledgor to subscribe for newly issued shares.

(b)                                Furthermore, the Pledgor hereby assigns to each of the Pledgees its actual and future right to demand delivery and possession, including but not limited to the rights pursuant to section 7 and 8 of the German Securities Deposit Act (Depotgesetz) and its future rights to demand delivery and possession of any shares certificates pursuant to sections 870, 871 and 695 of the German Civil Code (Bürgerliches Gesetzbuch) against the Securities Depository Bank, Clearstream Banking AG or any other bank at which any of the Pledged Shares have been deposited. The Pledges shall attach to the pertinent joint-ownership interest (Miteigentumsanteil) in the Global Certificates.

(c)                                 As a matter of precaution, the Pledgor hereby in addition grants to each of the Pledgees a first ranking pledge (erstrangiges Pfandrecht) of any of the membership rights (Mitgliedschaftsrechten) in the Target that the Pledgor will acquire pursuant to and in connection with the Takeover Offer, together with any and all rights relating to such shares, in particular but without limitation subscription rights (Bezugsrechte) and dividend entitlements (Gewinnanteilungsberechtigungen) in relation thereto.

(d)                                The Pledgor hereby pledges to each of the Pledgees for their rateable and equally ranking interest as security any present and future rights and claims against the Securities Depositary Bank, together with all ancillary rights and claims, associated with the Securities Deposit Account (including, but not limited to, the rights for termination of the securities deposit account relationship).

All shares and interests pledged in accordance with Clauses 2.1(a) through 2.1(d) (Constitution of the Pledges) shall hereinafter be referred to as the Pledged Shares and the pledges constituted thereunder as the Pledges.

(e)                                 Each of the Original Pledgees hereby accepts the Pledges and the assignment. In addition, the Security Agent accepts the Pledges and the assignment for and on behalf of each Future Pledgee hereunder as proxy without power of attorney (Vertreter ohne Vertretungsmacht). Each Future Pledgee, to whom a claim or part of a claim under the Finance Documents against the Obligors has been transferred, ratifies such acceptance for itself by accepting such transfer, thereby becoming a Pledgee. All Parties confirm that the validity of any of the Pledges constituted hereunder shall not be affected by the Security Agent acting as proxy without power of attorney for each Future Pledgee.

(f)                                  The Parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Collateral created hereunder upon the assignment including by way of assumption (Vertragsübernahme) of all or part of the Secured Liabilities by any Pledgee to a Future Pledgee.

(g)                                 Waiving section 418 of the German Civil Code (Bürgerliches Gesetzbuch), the Parties to this Agreement hereby agree that the Collateral created hereunder shall not be affected by any assignment including by way of assumption of the Secured Liabilities (Vertrags- oder Schuldübernahme) to, or by, any third party.

2.2                              Independent Pledges

The validity and effect of each of the Pledges shall be independent from the validity and the effect of any other Pledges created hereunder. Each of the Pledges to each of the Pledgees shall be a separate and individual pledge. Each of the Pledges shall rank pari passu to each other Pledge created hereunder.

2.3                              Additional Collateral

The Collateral is constituted in addition, and without prejudice to, any other security the Pledgees may now or hereafter hold in respect of the Secured Liabilities or any part thereof.

2.4                              Security Assignment of Claims against Central Settlement Agent

The Pledgor hereby assigns to the Security Agent by way of security any claims and rights against the Central Settlement Agent pursuant to or in connection with the Takeover Offer, including but not limited to any claims and rights against the Central Settlement Agent under or in connection with the Central Settlement Agent Agreement. The Security Agent hereby accepts such assignment.

2.5                              Security Assignment of Claims against the ADS Tender Agent

(a)                                Security Assignment

The Pledgor hereby assigns to the Security Agent by way of security any claims and rights against the ADS Tender Agent pursuant to or in connection with the Takeover Offer, including but not limited to any rights under, and claims against, the ADS Tender Agent arising under or in connection with the ADS Tender Agent Agreement. The Security Agent hereby accepts such assignment.

(b)                                Notice to and Acknowledgement from the ADS Tender Agent

The Pledgor shall forthwith upon the execution of this Agreement notify the ADS Tender Agent of such assignment in the form of notice contained in Schedule 4 hereto,

and shall procure the notice to be acknowledged and consented to by the ADS Tender Agent as soon as possible but in any event prior to first Utilisation.

(c)                                 Governing Law

This Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent) and any non-contractual obligations arising out of, or in connection with, this Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent) shall be governed by, and construed in accordance with the laws of the State of New York, United States of America.

(d)                                Jurisdiction

Any dispute relating to the validity, interpretation, performance or any other matter arising out of this Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent) shall be subject to the exclusive jurisdiction of the competent state or federal courts of New York, United States of America.

The foregoing sentence is for the benefit of the Pledgees and the Security Agent only. As a result any of Security Agent or any of the Pledgees shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

3.                                     SECURITY PURPOSE

The Collateral shall serve as collateral in order to secure the prompt, complete and irrevocable satisfaction of any and all Secured Liabilities. The Collateral shall also cover any future extension, prolongation or increase of the Secured Liabilities. The Pledgor expressly agrees that the provisions of section 1210 paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to the Pledges.

4.                                     NOTIFICATIONS

4.1                              The Pledgor undertakes to notify the Target of the Pledges in substantially the form set out in Schedule 1 (Notification of Pledge to the Target) attached to this Agreement by registered mail (Einschreiben mit Rückschein) or a reputable courier (Kurier) and provide the Security Agent with a copy thereof and proof of delivery (Einlieferungsschein) without undue delay after the signing hereof and the occurrence of the relevant Consummation of a Share Transfer, and shall use best efforts to procure that the Target acknowledges receipt of the notification and accept the terms thereof to the Pledgees without undue delay. The Pledgor will send copies of the mail receipts and the acknowledgement to the Security Agent without undue delay.

4.2                              The Pledgor undertakes to notify the Securities Depositary Bank of the Pledges in substantially the form set out in Schedule 2 (Notification of Pledge to the Securities Depository Bank) attached to this Agreement by registered mail (Einschreiben mit Rückschein) or a reputable courier (Kurier) and provide the Security Agent with a copy thereof and proof of delivery

(Einlieferungsschein) without undue delay after the signing hereof and the occurrence of the relevant Consummation of a Share Transfer, and will procure that the Securities Depositary Bank acknowledge receipt of the notification and accept the terms thereof — in particular without reservations a waiver as to any liens, pledges, security interests, other encumbrances or other rights (of whatsoever kind or nature) the Securities Depositary Bank may have (including with reservation any rights under its general business conditions (Allgemeine Geschäftsbedingungen) — to the Pledgees without undue delay. The Pledgor will send copies of the mail receipts and the acknowledgement to the Security Agent without undue delay. The Pledgor undertakes to notify the Central Settlement Agent of the assignment pursuant to Clause 2.4 (Pledge and Assignments) in substantially the form set out in Schedule 3 (Notification of Assignment to the Central Settlement Agent) attached to this Agreement by registered mail (Einschreiben mit Rückschein) or a reputable courier (Kurier) and provide the Security Agent with a copy thereof and proof of delivery (Einlieferungsschein) without undue delay after the signing hereof, and will procure that the Central Settlement Agent acknowledges receipt of the notification to the Security Agent without undue delay. The Pledgor will send copies of the mail receipts and the acknowledgement to the Security Agent without undue delay.

4.3                              The Pledgor hereby authorises the Security Agent and releases it for this purpose from the restrictions of self-dealing under section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to notify the Target, the Securities Depositary Bank and the Central Settlement Agent on their behalf of the Pledges and the assignments for the purpose of this Clause 4 (Notifications). This authorisation does not release the Pledgor from its obligations under this Clause 4 (Notifications).

5.                                     EXERCISE OF PLEDGOR’S RIGHTS

5.1                              Dividends

The Pledgor shall be entitled to (i) receive and retain the payments described in Clause 2.1(a)(viii) and 2.1(a)(ix) (Constitution of the Pledges) in respect of the Pledged Shares (including, for the avoidance of doubt, any payments under an Inter-company Agreement) and (ii), subject to Clause 10(l) (Representations and Warranties) subscribe for newly issued shares until the occurrence of an event which gives the Pledgee the right to enforce the Pledge constituted hereunder pursuant to Clause 6 (The Pledgees’ Right of Realisation).

5.2                              Voting Rights

The voting rights resulting from the Pledged Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Liabilities or the release of all Collateral be required, in exercising its voting rights, to act in good faith to ensure that the validity and enforceability of the Collateral and the existence of all or part of the Pledged Shares are not in any way adversely affected.

5.3                              Impairment

The Pledgor shall not take, or participate in, any action which impairs, or which would for any other reason be inconsistent with, the security interest of the Pledgees or the security purpose as described in Clause 3 (Security Purpose) hereof or defeat, impair or circumvent the rights of the Pledgees hereunder in each case in any material respect.

5.4                              Information by the Pledgor

The Pledgor shall inform the Security Agent promptly (unverzüglich) of all other actions concerning the Target which could materially adversely affect the security interest of the Pledgees.

6.                                     THE PLEDGEES’ RIGHT OF REALISATION

6.1                              Pledgees’ Rights

(a)                                Following a Default and, in addition, if and when the requirements set forth in sections 1273, paragraph 2 and 1204 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) with regard to the enforcement of pledges are met (Pfandreife), the Pledgees (or any of them) acting through the Security Agent may at any time thereafter enforce the Pledges (or any part thereof) by way of public auction (öffentliche Versteigerung), by way of private sale for current value by the Pledgee or by a third party (Verkauf aus freier Hand zum laufenden Preis selbst oder durch Dritte) or in any other way permitted under German law, in all cases, notwithstanding section 1277 of the German Civil Code (Bürgerliches Gesetzbuch), without obtaining any enforceable judgment or other instrument (vollstreckbarer Titel).

(b)                                A public auction (öffentliche Versteigerung) may take place at any place in Germany which will be determined by the Pledgee.

(c)                                 In accordance with section 1259 of the German Civil Code (Bürgerliches Gesetzbuch), the Pledgor and the Pledgees herewith agree that a realisation of the Pledged Shares, to the extent the Pledged Shares have a current market price (particularly a stock-market quotation), (i) shall be possible by way of private sale for current value by the Pledgee or by a third party (Verkauf aus freier Hand zum laufenden Preis selbst oder durch Dritte) or (ii), at the Pledgees’ option, shall be obtained by the Pledgees accepting in writing the offer hereby granted by the Pledgor to the Pledgees, to acquire ownership of the Pledged Shares.

(d)                                The Pledgees (or any of them) acting through the Security Agent shall notify the Pledgor of the intention to realise the Pledges over the Pledged Shares in accordance with Clause 6.1(b), Clause 6.1(c), alternative (ii) (Pledgees’ Rights) or in any other way permitted under German law not less than five Business Days before the date on which the Pledges (or any of them) are intended to be realised. Such notice period is not necessary if (a) the Pledgor has generally ceased to make payments, (b) the commencement of insolvency proceedings is filed against the Pledgor or (c) the Pledgees (or any of them) have reasonable grounds to believe that observance of the notice period would adversely affect their legitimate interests (berechtigte Interessen) under or in connection with any Finance Document. The Pledgor hereby expressly agrees that five Business Days prior written notice to the Pledgor of the place and time of any such enforcement action, if applicable, shall be sufficient.

(e)                                 If the Security Agent should seek to enforce the Pledges pursuant to, and in accordance with paragraph 6.1(a) above, the Pledgor shall, at its own expense, render forthwith all assistance necessary in order to facilitate the prompt sale of the Pledged Shares or any part thereof and/or the exercise by the Security Agent of any other right the Pledgees may have under German law.

(f)                                  To the extent that the enforcement of the Pledges results in a change of control in the Target and/or any company which is controlled by the Target, such enforcement shall be subject to all required governmental approvals, including but not limited to necessary approvals (i) pursuant to the German Foreign Trade and Payments Law (Außenwirtschaftsgesetz) and (ii) by the Committee on Foreign Investment in the United States (CFIUS), as applicable.

(g)                                 Section 1224 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

(h)                                In deviation of section 1225 of the German Civil Code (Bürgerliches Gesetzbuch), in the event of enforcement of the Pledges (or any of them), no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Liabilities have been satisfied and discharged in full.

(i)                                    After the complete unconditional, irrevocable and full payment and discharge of all Secured Liabilities any remaining proceeds resulting from the enforcement of the Pledges shall be transferred to the Pledgor at the cost and expense of the Pledgor. Until then, the Pledgees shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Liabilities, notwithstanding their right to seek satisfaction from such proceeds at any time.

6.2                              Dividends

Provided that the requirements for enforcement referred to under Clause 6.1 (Pledgees’ Rights) above are met, all dividends and other payments, if any, which have been or will be made to the Pledgor and, as the case may be, all payments based on similar ancillary rights attributed to the Pledged Shares may be applied by the Pledgees in satisfaction in whole or in part of the Secured Liabilities notwithstanding the Pledgees’ right to treat such payments as additional collateral.

6.3                              Application of Proceeds

(a)                                The proceeds resulting from the enforcement of the Pledges shall be applied by the Security Agent towards the satisfaction of the Secured Liabilities.

(b)                                The Pledgees acting through the Security Agent, may, in their sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Liabilities. The Pledgor hereby expressly waives its right pursuant to section 1230 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) to limit the realisation of the Pledges and agrees further that the Security Agent may decide to enforce the Pledges individually in separate proceedings or together in one single proceeding (Gesamtverwertung).

(c)                                 The Pledgor hereby waives (by way of an agreement in favour of third parties pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch)) any rights against the respective Obligors (i) resulting from a legal subrogation pursuant to sections 1225 and 774 of the German Civil Code (Bürgerliches Gesetzbuch) (gesetzlicher Forderungsübergang) of the Secured Liabilities to the Pledgor (and, accordingly, any legal provision providing for such subrogation shall not apply in favour of the Pledgor and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise) and (ii) to demand the assignment of the Secured Liabilities to it pursuant to the German Civil Code (Bürgerliches Gesetzbuch) or under any other applicable law. The Pledgor furthermore hereby waives by way of an agreement in favour of third parties pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) any contractual and/or statutory damage or reimbursement claims (Schadensersatz- oder Aufwendungsersatzansprüche) against any of the Obligors it may have in case of realisation and/or satisfaction of any of the Secured Liabilities.

7.                                     WAIVER OF DEFENCES

7.1                              The Pledgor hereby waives any rights of revocation (Anfechtbarkeit) and set-off (Aufrechenbarkeit) it may have pursuant to sections 1211 and 770 paragraphs 1 and 2 of the German Civil Code (Bürgerliches Gesetzbuch) and any defence of failure to pursue remedies (Einrede der Vorausklage) it may have.

7.2                              The Pledgor hereby irrevocably waives any rights that may pass to it by subrogation or otherwise, including but not limited to, any recourse claim (Rückgriffsansprüche) it may have or obtain.

7.3                              As a matter of precaution only and without prejudice to Clause 7.2 (Waiver of Defences), the Pledgor hereby agrees not to assert any rights that may pass to it by subrogation or otherwise, including but not limited to, any recourse claim (Rückgriffsansprüche) it may have or obtain (pactum de non petendo).

8.                                     UNDERTAKINGS OF THE PLEDGOR

The Pledgor agrees to be bound by the undertakings set out in this Clause 8 (Undertakings of the Pledgor).

8.1                              Payment

The Pledgor shall promptly effect any payments to be made in respect of the Pledged Shares held by it.

8.2                              Account statements and booking confirmation

The Pledgor undertakes towards the Pledgees to procure that the Security Agent

(i)	immediately, but no later than two (2) Business Days, after each relevant Consummation of a Share Transfer; and

(ii)	at monthly intervals and no later than on the fifteenth Business Day following the end of a calendar month; and

(iii)	promptly (unverzüglich) upon the occurrence of a Default or at shorter intervals if reasonably requested by any of the Pledgees receives (A) copies of account statements for the Account and (B) a written confirmation from the Securities Depository Bank that all shares held in the Securities Deposit Account (including information on the numbers and descriptions thereof) are booked on such pledged account as pledged shares (im Pfanddepot verbuchte und gepfändete Aktien) and that it has notified Clearstream Banking AG (or any other eligible German central securities depositary bank (Wertpapiersammelbank) in case of a replacement of Clearstream Banking AG in the future) of the Pledges.

8.3                              Share register

The Pledgor shall ensure and request from the Target from time to time that the share register (Aktienregister) is updated and that the Pledged Shares are registered in accordance with the requirements of section 67 of the German Stock Corporation Act (Aktiengesetz). Upon request by the Security Agent, the Pledgor shall provide the Security Agent with a copy of the share register concerning the Pledged Shares.

8.4                              Disposition of Pledged Shares

The Pledgor shall not take, or participate in, any action which results or might result in each of the Pledgor’s loss of ownership of all or part of the Pledged Shares, and any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Pledged Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 3 (Security Purpose) hereof) or defeat, impair or circumvent the rights of the Pledgees except as permitted by this Agreement or the Finance Documents.

8.5                              Negative Pledge

The Pledgor shall not encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Pledged Shares, except as permitted in advance by the Pledgees.

8.6                              Notification of changes in shareholding

The Pledgor shall promptly notify the Security Agent in writing of any change in the shareholding in or capital of the Target or any encumbrance over the Pledged Shares (or part of them).

8.7                              Notification of material adverse effects

The Pledgor shall inform the Security Agent without undue delay (ohne schuldhaftes Zögern) of all other actions concerning the Target which could materially adversely affect the security interest of the Pledgees; in particular, the Pledgor shall notify the Security Agent forthwith of any shareholders’ meeting of the Target at which a resolution is intended to be adopted which could be reasonably likely to have a material adverse effect upon the Pledges.

8.8                              Pledgee’s right of participation in shareholders’ meeting

The Pledgor shall allow, following the occurrence of any of the circumstances which permit the Pledgees to enforce the Pledges constituted hereunder in accordance with Clause 6 (The Pledgees’ Right of Realisation) hereof, the Security Agent or, as the case may be, its proxy or any other person designated by the Pledgees, to participate in all such shareholders’ meetings of the Target as attendants without power to vote. The Pledgor shall send to the Pledgees a protocol of any ordinary or extraordinary shareholders’ meeting.

8.9                              Change of address

The Pledgor will furnish to the Security Agent, as soon as possible and in any event at least 5 (five) Business Days prior to the occurrence of any change in the address of a Pledgor’s location, notice in writing of such change.

8.10                       Subscription of Future Shares

In the event of any increase in the capital of the Target, the Pledgor shall not allow, without the prior written consent of the Pledgees (acting through the Security Agent), any other party to subscribe for any Future Shares if such subscription were to result in a decrease of the Pledgor’s shareholding below the proportion currently held by the Pledgor, and not to defeat, impair or circumvent in any way the rights of the Pledgees created hereunder.

8.11                       Dilution

The Pledgor shall refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Pledged Shares, the Pledged Shares ceasing to exist or being encumbered.

8.12                       Amendment to Articles of Association

The Pledgor shall not amend the articles of association of the Target to the extent that such amendment would or would be likely to adversely affect the security interest of the Pledgees created hereunder, in particular, but not limited to, establishing a shareholder right to ask for individual share certificates (Einzelverbriefungsanspruch), without the prior written consent of the Pledgees (acting through the Security Agent).

8.13                       Additional declarations

Insofar as additional declarations or actions are necessary for the creation of the Collateral (or any of them) in favour of the Pledgees, the Pledgor shall at the Pledgees’ request (acting through the Security Agent) make such declarations and undertake such actions at the Pledgor’s costs and expenses.

8.14                       Securities Deposit Account/ Securities Deposit Reference Account

The Pledgor shall, unless consented to by the Security Agent in writing:

(a)                                maintain the Securities Deposit Account and the Securities Deposit Reference Account in Germany at all times;

(b)                                not open or maintain any securities deposit account other than the Securities Deposit Account;

(c)                                 not open or maintain any settlement/ reference bank account (Verrechnungs-/ Referenzkonto) for the Securities Deposit Account other than the Securities Deposit Reference Account;

(d)                                not close, or otherwise provoke the closing of, the Securities Deposit Account or the Securities Deposit Reference Account;

(e)                                 not to encumber or otherwise dispose of the Securities Deposit Account or the Securities Deposit Reference Account;

(f)                                  ensure that all Pledged Shares or any Shares acquired by the Pledgor will be and remain deposited at all times on the Securities Deposit Account;

(g)                                 ensure that the Securities Deposit Reference Account continues and remains to be the settlement/ reference bank account (Verrechnungs-/ Referenzkonto) for the Securities Deposit Account;

(h)                                ensure that all rights granted to the Pledgees under this Agreement are prior in rank to any rights of third parties; and

(i)                                    inform the Security Agent promptly (unverzüglich) of any attachments (Pfändung) regarding the Securities Deposit Account or Securities Deposit Reference Account or any other measures that may impair or jeopardise the Pledgees’ rights relating to the Account. In the event of an attachment, the Pledgor undertakes to promptly (unverzüglich) forward to the Security Agent a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) or any other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor promptly (unverzüglich) about the Pledgees’ security interests.

8.15                       Further Undertakings

Furthermore, the Pledgor undertakes towards the Pledgees:

(a)                                to notify the Security Agent promptly (unverzüglich) of any event or circumstance that affects or may affect the validity or enforceability of any of the Pledges or that has or may have an adverse effect on the Collateral created hereunder;

(b)                                not to amend, supplement or novate the Central Settlement Agent Agreement or the ADS Tender Agent Agreement without the prior written consent of the Security Agent;

(c)                                 not to do or cause or permit to be done anything that would, or could be reasonably expected to, materially adversely affect the security or the rights of the Pledgee under this Agreement or that in any way materially depreciates, jeopardises or otherwise prejudices the security created under this Agreement;

(d)                                at its own expense,

(i)                                    to execute and do and permit to be done all such assurances, acts and things as the Pledgees may from time to time require for perfecting or protecting the security intended to be created by this Agreement or for facilitating the enforcement or realisation of the security created by this Agreement;

(ii)                                 in particular to execute all transfers, conveyances, assignments and releases whether to the Pledgee or to their nominees and give all notices, orders and directions that any Pledgee may request.

9.                                     PLEDGE OVER ALL SHARES

The Security Agent may at all times for itself and for the other Pledgees request to hold a pledge over the Shares in accordance with all terms of this Agreement. In particular, upon request of the Security Agent the Pledgor shall provide (i) a new and separate pledge, or an adjustment of the Pledges, or a security confirmation, in each case at the Security Agent’s sole discretion, of all Shares after a privatization of the Target that would be exempted from being an Event of Default pursuant to Clause 20.14 (Listing status) of the Facility Agreement and (ii) a new and separate pledge of any Future Shares after acquisition of such Future Shares by the Pledgor.

10.                              REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that:

(a)                                the Pledgor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

(b)                                this Agreement constitutes the legally binding, valid and enforceable obligations of the Pledgor and is in the proper form for enforcement in the Federal Republic of Germany without enforceable judgment or other instrument (vollstreckbarer Titel);

(c)                                 the entry into and performance by the Pledgor of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)                                    any law or regulation applicable to the Pledgor;

(ii)                                 the Pledgor’s constitutional documents; or

(iii)                              any document binding upon the Pledgor or any of its assets;

(d)                                the Pledged Shares can be pledged;

(e)                                 any of the rights and claims assigned pursuant to this Agreement, including but not limited to the assignment pursuant to Clauses 2.1(b) and 2.4 (Pledge and Assignments), are assignable and the assignment is not prohibited contractually or otherwise or, where any consent by any third party is required, such consent has been validly granted;

(f)                                  all authorisations required by the Pledgor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect;

(g)                                 the Target is duly incorporated and validly existing under the laws of its jurisdiction of incorporation/formation and neither over-indebted nor insolvent nor subject to insolvency proceedings;

(h)                                to the best of its knowledge, the statements made in the Preamble (B) and in Clause 1.1 (Definitions) in the definition of “Present Shares” above are true and correct;

(i)                                    as of the date of this Agreement and as of the date of the first Consummation of a Share Transfer the Pledgor does neither legally or beneficially hold any of the Present Shares;

(j)                                   upon the occurrence of the relevant Consummation of a Share Transfer, the Pledgor will become the legal and beneficial owner of the respective Present Shares which are free and clear of all liens, pledges, security interests and encumbrances of whatever kind or nature;

(k)                                the Central Settlement Agent will at no time when providing its agreed services in connection with the Takeover Offer become the legal and beneficial owner of the Present Shares;

(l)                                    to the best of its knowledge, the registered share capital of the Target has not been repaid in any way; all facts capable of being entered into the respective commercial register of the Target have been entered into the commercial register, and, in particular, no shareholders’ resolutions regarding changes in the articles of association of the Target have been passed which are not entered into the commercial register of the Target;

(m)                            to the best of its knowledge, the Present Shares are fully paid in and there is no nor will there be any obligation for a shareholder to make additional contributions;

(n)                                to the best of its knowledge, there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Target;

(o)                                the place from which the Target is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in Germany;

(p)                                the Pledgor is the sole holder of the Securities Deposit Account;

(q)                                the Pledgor holds the right to any assets in the Securities Deposit Account and to all interest payable thereon;

(r)                                   the Pledgor is authorised to dispose of the Securities Deposit Account without any restrictions;

(s)                                  the Securities Deposit Account is free from any liens, pledges, security interests, other encumbrances or other rights of third parties (of whatsoever kind or nature) and that it has reached an agreement with the Account Bank that the Securities Depositary Bank waives its pledge under its general business conditions (Allgemeine Geschäftsbedingungen) or as established under equivalent provisions;

(t)                                   the Pledgor holds and/or maintains no securities deposit account other than the Securities Deposit Account; and

(u)                                the Pledges create valid pledges which are enforceable without enforceable judgement or other instrument (vollstreckbarer Titel).

11.                              RELEASE OF COLLATERAL

11.1                       Upon prompt, complete and irrevocable satisfaction of the Secured Liabilities, the Security Agent shall as soon as reasonably practicable acting on its own behalf and on behalf of the other Pledgees declare the release of the Collateral to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon complete satisfaction of the Secured Liabilities the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of law.

11.2                       If the total value of the aggregate security granted by the Pledgor to secure the Secured Liabilities that can be expected to be realised in the event of an enforcement of the Relevant Security (realisierbarer Wert) exceeds 110 per cent. of the Secured Liabilities (the Limit) not only temporarily, the Security Agent acting on its own behalf and on behalf of the other Pledgees shall on demand of the Pledgor release such part of the Relevant Security (Sicherheitenfreigabe) as the Security Agent may in its reasonable discretion determine so as to reduce the realisable value of the Relevant Security to the Limit.

12.                              INDEMNITY

12.1                       Liability for Damages

None of the Pledgees shall be liable for any loss or damage suffered by any Pledgor save in respect of such loss or damage that is suffered as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the respective Pledgee.

12.2                       Indemnification

The Pledgor shall indemnify and keep the Pledgees and any attorney, manager, agent or other person appointed by the Pledgees under or in connection with this Agreement indemnified (the Indemnified Parties) against any losses, actions, claims, expenses, stamp duties, demands and liabilities that are incurred by or made against any Pledgee or any of the other Indemnified Parties for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of the Pledgor of any of its obligations or undertakings contained herein, other than to the extent that such losses, actions, claims, expenses, stamp duties, demands and liabilities are incurred or made against the Indemnified Parties as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of any of the Indemnified Parties.

13.                              RESTRICTIONS ON SELF-DEALING

Each other Pledgee hereby relieves the Security Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Pledgee. A Pledgee which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Security Agent accordingly.

14.                              DURATION AND INDEPENDENCE

14.1                       Duration

This Agreement shall remain in full force and effect until the full, complete payment and irrevocable satisfaction or discharge of the Secured Liabilities. The Collateral shall not cease to exist if any payments made in satisfaction of the Secured Liabilities have only temporarily discharged the Secured Liabilities.

14.2                       Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any Finance Document or in any document or agreement related thereto shall affect the validity or the scope of this Agreement, nor the obligations imposed on the Pledgor pursuant to it. For the avoidance of doubt the Collateral shall cover any future extension of the Secured Liabilities and the Pledgor herewith explicitly consents to any such further extension in accordance with § 1210 of the German Civil Code (Bürgerliches Gesetzbuch).

14.3                       Independence

This Agreement is independent from any other security or guaranty which may have been or will be granted to the Pledgees with respect to any of the Secured Liabilities. None of such other security granted under the other Security Documents entered into to secure the Secured Liabilities shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

15.                              COSTS AND EXPENSES

All costs and expenses (including legal fees) incurred by any Pledgee in connection with the enforcement or the preservation of any rights under this Agreement and the security created by it, including (without limitation) any losses, costs and expenses that any Pledgee may from time to time sustain, incur or become liable for, shall be borne by the Pledgor and shall be paid to the relevant Pledgee promptly (unverzüglich) upon demand. All other costs and expenses (including legal fees) of the Pledgees shall be allocated between the Parties in accordance with the provisions of the Finance Documents.

16.                              PARTIAL INVALIDITY; WAIVER

16.1                       Invalidity

If any of the provisions of this Agreement is or becomes invalid, unenforceable or impractical in whole or in part, the validity and enforceability of the other provisions hereof shall not be affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the economic aims pursued by the Parties and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision that it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

16.2                       Waiver

No failure to exercise, nor any delay in exercising any right or remedy hereunder on the part of any Pledgee shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

17.                              AMENDMENTS

Any changes, amendments and waivers of any provision of this Agreement, including this Clause 17 (Amendments), must be made in writing (Schriftform), unless a stricter form requirement applies.

18.                              SUCCESSORS

This Agreement shall be binding upon the Parties hereto and their respective successors in law. The Security Agent and the Pledgees shall be entitled to assign or otherwise transfer any and all of their respective rights and duties under this Agreement to third parties in connection with any assignment, transfer of any other disposal under the Finance Documents, including without limitation the provisions of the Facility Agreement in relation to the replacement of the Security Agent and changes to the Lenders. The Pledgor is entitled to any such transfer upon prior written consent of the Security Agent only.

19.                              NOTICES AND THEIR LANGUAGE

19.1                       Notices

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by letter, courier, email or facsimile to the following addresses:

(a)                                In the case of the Pledgor:

Address:	Room 3214, 32/F, Grand Millennium Plaza COSCO Tower, 183 Queen’s Road, Central HK, Hong Kong

Attention:	Zhendong Liu

Fax number:	+852-2320 3408

E-mail:	liuzd@grandchipfund.com

(b)                                In the case of the Pledgees, acting through the Security Agent:

Address:	43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China

Attention:	Mr. JiuJu Feng

Fax number:	+86-21-6012 9888

E-mail:	fengjiuju@ic-leasing.com

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Pledgees (or the Pledgees may notify to the Pledgor, if a change is made by the Pledgees acting through the Security Agent) by not less than 5 (five) Business Days’ notice.

19.2                       Language

Unless otherwise required by statutory German law, any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail (unless the document is a statutory or other official document or provides otherwise), except that where a German translation of a legal term appears in such text, the German translation shall prevail.

20.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when so executed shall constitute one and the same Agreement.

21.                              CONCLUSION OF THIS AGREEMENT

21.1                       The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

21.2                       If the Parties choose to conclude this Agreement in accordance with Clause 21.1 (Conclusion of this Agreement) above, they will transmit the signed signature page(s) of this Agreement to Reed Smith LLP, Munich office, Banking & Finance Department, telefax number +49 (0)89 20304 199, e-mail PBergmann@reedsmith.com (for the purposes of this Clause 21, the Recipient). The Recipient, acting as an authorised receiving agent (Empfangsbote), will forward the signature pages to all Parties by one of the means of communication referred to in Clause 21.1 (Conclusion of this Agreement) above. The Agreement shall be concluded as soon as all Parties have received signature pages of all other Parties (Zugang). Promptly (unverzüglich) after receipt of all signature pages by the Parties, they shall confirm such receipt.

21.3                       For the purposes of this Clause 21 (Conclusion of this Agreement) only, the Parties authorise the Recipient to receive on their behalf the signature page(s) from all other Parties as an authorised receiving agent (Empfangsbote) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties. For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

22.                              APPLICABLE LAW; JURISDICTION

22.1                       Governing Law

This Agreement and any non-contractual obligations arising out or in connection with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, subject to Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent).

22.2                       Jurisdiction

(a)                                German Courts

Without prejudice to Clause 22.2(c) (Non-Exclusive Jurisdiction) and subject to Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent), the courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a Dispute).

(b)                                Convenient Forum

The parties agree that the court of Frankfurt am Main, Germany, is the most appropriate and convenient court to settle disputes between them and, accordingly, that they will not argue to the contrary, subject to Clause 2.5 (Security Assignment of Claims against the ADS Tender Agent).

(c)                                 Non-Exclusive Jurisdiction

This Clause 22.2 (Jurisdiction) is for the benefit of the Pledgees and the Security Agent only. As a result any of Security Agent or any of the Pledgees shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

NOTIFICATION OF THE PLEDGE TO THE TARGET

From/Von:

Grand Chip Investment GmbH
Room 3214, 32/F, Grand Millennium Plaza COSCO Tower, 183 Queen’s Road, Central HK, Hong Kong
Attention:            Zhendong Liu
Fax number:       +852-2320 3408
E-mail: liuzd@grandchipfund.com

To/An:	AIXTRON SE Attn. Alpha Management Board Dornkaulstraße 2 52134 Herzogenrath Germany / Deutschland Fax: +49 2407 9030 40

Copy/Kopie:	Xin Rong Leasing Limited 43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China Attention: Mr. JiuJu Feng Fax number: +86-21-6012 9888 E-mail: fengjiuju@ic-leasing.com

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby give you notice that pursuant to a stock pledge agreement dated                 2016 (the “Stock Pledge Agreement”) we have pledged to the Pledgee (as defined therein) our Shares (as defined therein) in your company and held at Deutsche Bank AG under account number IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, together with any and all dividend and subscription rights pertaining thereto and our right to have any or all Shares delivered to ourselves (Herausgabeanspruch) and have pledged to the Pledgee any Shares evidenced in certificated form.

Hiermit kündigen wir an, dass wir gemäß eines Aktienverpfändungsvertrages vom                 2016 (der “Aktienverpfändungsvertrag”) dem Pfandgläubiger (wie hierin beschrieben) unsere Aktien (wie darin beschrieben) in Ihrer Gesellschaft, die bei der Deutschen Bank AG unter dem Konto IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX verbucht sind, zusammen mit jeglichen und allen betreffenden Dividenden- und Subskriptionsansprüchen und unseren Herausgabeanspruch verpfändet haben und haben dem Pfandgläubiger jegliche Anteile, die in amtlich zugelassener Form geprüft wurden, verpfändet.

A copy of the Stock Pledge Agreement is attached hereto.	Eine Kopie des Aktienverpfändungsvertrages ist als Anlage beigefügt.

Please note that we are entitled to receive and retain all dividend payments until such time as the Pledgee has the right to enforce the Pledges.	Bitte beachten Sie, dass wir berechtigt sind alle Dividendenzahlungen bis zu dem Zeitpunkt zu empfangen und zu behalten, an dem der Pfandgläubiger Recht hat, die Dividendenzahlungen zu fordern.

The English language version of this notice shall prevail, the German translation is for information purposes only.	Maßgeblich ist die englischsprachige Fassung dieser Anzeige, die deutsche Übersetzung dient nur Informationszwecken.

Please acknowledge receipt of this notice by signing the enclosed copy and returning the same to:	Bitte bestätigen Sie den Erhalt dieser Anzeige, indem Sie die beigefügte Kopie unterschrieben an folgende Person senden:

Xin Rong Leasing Limited 43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China Attention: Mr. JiuJu Feng

Yours faithfully,	Mit freundlichen Grüßen

For and on behalf of /Namens und in Vollmacht für

Grand Chip Investment GmbH

We acknowledge receipt of the above notice.	Wir bestätigen den Erhalt der obigen Verpfändungsanzeige.

Place/Ort, Date/Datum

For and on behalf of / Namens und in Vollmacht für

AIXTRON SE

SCHEDULE 2

NOTIFICATION TO SECURITIES DEPOSITORY BANK

From/Von:

Grand Chip Investment GmbH
Room 3214, 32/F, Grand Millennium Plaza COSCO Tower, 183 Queen’s Road, Central HK, Hong Kong
Attention:             Zhendong Liu
Fax number:         +852-2320 3408
E-mail: liuzd@grandchipfund.com

To/An:	Deutsche Bank AG GSS/Issuer Services, Post-IPO Services Taunusanlage 12 60325 Frankfurt am Main Germany
Fax: +49-69-910 38794
E-Mail: sascha.marzok@db.com

Copy/Kopie:	Xin Rong Leasing Limited 43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China
Attention: Mr. JiuJu Feng
Fax number: +86-21-6012 9888
E-mail: fengjiuju@ic-leasing.com

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby give you notice that by a stock pledge agreement dated                            we have pledged all of our shares in AIXTRON SE booked on our deposit account no. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, held with you and the ancillary rights and claims connected with the shares in favour of Xin Rong Leasing Limited (the “Security Agent”) and others as well as that we have assigned our actual and future rights pursuant to sections 870, 871 of the German Civil Code and section 695 of the German Civil Code against you

hiermit zeigen wir Ihnen an, dass wir gemäß einem Aktienverpfändungsvertrag vom                            unsere auf unserem bei Ihnen geführten Depotkonto Nr. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, gebuchten Aktien an der AIXTRON SE sowie die mit den Aktien verbundenen Nebenrechte und —ansprüche zu Gunsten der Xin Rong Leasing Limited (“Sicherheitentreuhänder”) und anderen verpfändet und unsere gegenwärtigen und zukünftigen Ansprüche gem. §§ 870, 871 BGB as depositary bank to the Security Agent. In addition, we have pledged any present and future rights and claims against you, together with all ancillary rights and claims, associated with the deposit account no. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, in favour of the Security Agent (including, but not limited to, the rights for termination of the securities deposit account relationship).

und § 695 BGB gegen Sie als Depotbank an die Pfandnehmer abgetreten haben. Darüber hinaus haben wir sämtliche bestehenden und zukünftigen Rechte und Ansprüche gegenüber Ihnen, zusammen mit allen Nebenrechten und -ansprüchen, in Verbindung mit dem Depotkonto Nr. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, zu Gunsten des Sicherheitentreuhänders verpfändet (einschließlich, aber nicht beschränkt auf, die Rechte zur Kündigung des Depotvertrags).

A copy of the Stock Pledge Agreement is attached hereto.	Eine Kopie des Aktienverpfändungsvertrages haben wir unserem Schreiben beigefügt.

Please acknowledge receipt of this notice and your agreement with the following terms:	Wir bitten Sie, uns die Kenntnisnahme dieser Verpfändungsanzeige und Ihr Einverständnis mit den folgenden Bedingungen:

1.         You irrevocably and unconditionally waive your rights in respect of and agree not to make any set-off or deduction or invoke any rights of retention in relation to the pledged shares and any of the pledged rights and claims.

1.         Sie verzichten unwiderruflich und bedingungslos auf Ihre Ansprüche sowie auf jegliche Aufrechnungs- und Zurückbehaltungsrechte bzgl. der verpfändeten Aktien und sämtlicher verpfändeter Ansprüche und Rechte.

2.         You irrevocably and unconditionally waive any pledge or other lien in your favour, in particular those pledges or other liens granted pursuant to your General Business Conditions, over any of the pledged shares and any of the pledged rights and claims.

2.         Sie verzichten unwiderruflich und bedingungslos auf jedwedes Pfandrecht oder andere Belastung zu Ihren Gunsten, insbesondere solchen gemäß Ihrer Allgemeinen Geschäftsbedingungen, an den verpfändeten Aktien und sämtlichen verpfändeten Ansprüchen und Rechten.

3.         You will (i) notify Clearstream Banking AG of the pledges created pursuant to the Stock Pledge Agreement and (ii) confirm, upon the Security Agent’s or our request, vis-à-vis the Security Agent in writing that all shares held in the deposit account no. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, (including information on the number and descriptions thereof) are booked on such pledged account as pledged shares (im Pfanddepot verbuchte und gepfändete Aktien) and that you have notified Clearstream Banking

3.         Sie werden (i) die Verpfändungen gemäß dem Aktienverpfändungsvertrages gegenüber der Clearstream Banking AG anzeigen und (ii) nach Aufforderung durch den Sicherheitentreuhänder oder uns gegenüber dem Sicherheitentreuhänder schriftlich bestätigen, , dass sich alle auf dem Depotkonto Nr. IBAN: DE45 8707 0000 0746 7962 00, BIC DEUTDE8CXXX, befindlichen Aktien (einschließlich Information zur Anzahl und Beschreibung derselben) als im Pfanddepot verbuchte und

AG of such pledges.	gepfändete Aktien verbucht sind und dass Sie diese Verpfändungen gegenüber er Clearstream Banking AG angezeigt haben.

by signing the enclosed copy and returning the same to:	durch Gegenzeichnung der beigefügten Kopie dieses Briefes und Übersendung an folgende Adresse:

Xin Rong Leasing Limited 43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China Attention: Mr. JiuJu Feng Fax number: +86-21-6012 9888 E-mail: fengjiuju@ic-leasing.com

Yours faithfully,	Mit freundlichen Grüßen,

For and on behalf of / Namens und in Vollmacht für Grand Chip Investment GmbH

We acknowledge receipt of the above notice and our agreement to the terms thereof and confirm that we have neither received any previous notice of pledge relating to the pledged shares nor are we aware of any third party rights in relation to the pledged shares and ancillary rights. We hereby grant our consent on behalf of ourselves and our legal successors in title to the pledge of any claims arising out of the shares.

Wir bestätigen den Erhalt der obigen Verpfändungsanzeige und unser Einverständnis damit und versichern, dass wir bzgl. der verpfändeten Aktien weder bereits eine vorhergehende Verpfändungsanzeige erhalten haben, noch uns etwaige Rechte Dritter an den verpfändeten Aktien und Nebenansprüchen. Wir erteilen hiermit zum bezeichneten Pfandrecht an allen Ansprüchen aus den verpfändeten Aktien unsere Einwilligung im eigenen Namen und im Namen unserer Rechtsnachfolger.

Place/Ort, Date/Datum	For and on behalf of/Namens und in Vollmacht für Deutsche Bank AG

SCHEDULE 3

NOTIFICATION OF ASSIGNMENT TO THE CENTRAL SETTLEMENT AGENT

From/Von:

Grand Chip Investment GmbH
Room 3214, 32/F, Grand Millennium Plaza COSCO Tower, 183 Queen’s Road, Central HK, Hong Kong
Attention:          Zhendong Liu
Fax number:     +852-2320 3408
E-mail: liuzd@grandchipfund.com

To/An:	Deutsche Bank AG GSS/Issuer Services, Post-IPO Services Taunusanlage 12 60325 Frankfurt am Main Germany Fax: +49-69-910 38794 E-Mail: sascha.marzok@db.com

Copy/Kopie:

Xin Rong Leasing Limited
43th Floor, No.729 YangGao Road, Pudong New District
Shanghai, 200127, China
Attention: Mr. JiuJu Feng
Attention:         Mr. JiuJu Feng
Fax number:    +86-21-6012 9888
E-mail:             fengjiuju@ic-leasing.com

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby give you notice that pursuant to a stock pledge agreement dated                 2016 (the “Stock Pledge Agreement”) we have assigned to Xin Rong Leasing Limited (the “Security Agent”) by way of security any claims and rights against you pursuant to or in connection with the voluntary public takeover offer made by Grand Chip Investment GmbH to the shareholders of AIXTRON SE to acquire all no-par value registered shares (including all no-par value registered shares represented by American Depositary

Hiermit kündigen wir an, dass wir gemäß eines Aktienverpfändungsvertrages vom                 2016 (der “Aktienverpfändungsvertrag”) an Xin Rong Leasing Limited (der “Sicherheitentreuhänder”) zur Sicherheit alle Ansprüche und Rechte gegenüber Ihnen unter oder im Zusammenhang mit dem freiwilligen öffentlichen Übernahmeangebot der Grand Chip Investment GmbH an die Aktionäre der zum Erwerb sämtlicher nennwertloser Namensaktien (einschließlich

Shares) of AIXTRON SE at the price of EUR 6.00 per share in cash, as published in Germany on 29 July 2016.	aller durch American Depositary Shares repräsentierten nennwertlosen Namensaktien) der AIXTRON SE zum Preis von EUR 6,00 je Aktie in bar, veröffentlicht in Deutschland am 29. Juli 2016.

The English language version of this notice shall prevail, the German translation is for information purposes only.	Maßgeblich ist die englischsprachige Fassung dieser Anzeige, die deutsche Übersetzung dient nur Informationszwecken.

Please acknowledge receipt of this notice by signing the enclosed copy and returning the same to:	Bitte bestätigen Sie den Erhalt dieser Anzeige, indem Sie die beigefügte Kopie unterschrieben an folgende Person senden:

43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China Attention: Mr. JiuJu Feng Fax number: +86-21-6012 9888 E-mail: fengjiuju@ic-leasing.com

Yours faithfully,	Mit freundlichen Grüßen

For and on behalf of /Namens und in Vollmacht für Grand Chip Investment GmbH

We acknowledge receipt of the above notice.	Wir bestätigen den Erhalt der obigen Verpfändungsanzeige.

Place/Ort, Date/Datum

For and on behalf of / Namens und in Vollmacht für Deutsche Bank AG

GSS/Issuer Services, Post-IPO Services

SCHEDULE 4

NOTICE TO AND ACKNOWLEDGMENT FROM ADS TENDER AGENT

To:                            The Bank of New York Mellon (“ADS Tender Agent”)
c/o Computershare
480 Washington Blvd, 27th Floor
Jersey City, NJ 07310
Attn: Kirsten Kulmaczewski

with an additional copy to:
The Bank of New York Mellon
ADR Administration
101 Barclay Street, Floor 22-W
New York, New York 10286
Attn: Agness Moskovits/Victor Francis

Cc:                            Xin Rong Leasing Limited (“Security Agent”)

43th Floor, No.729 YangGao Road, Pudong New District

Shanghai, 200127, China

Attention:                                       Mr. JiuJu Feng

Fax number:                        +86-21-6012 9888

E-mail:                                                      fengjiuju@ic-leasing.com

Re:                             ADS tender agent agreement between Grand Chip Investment GmbH, Fujian Grand Chip Investment Fund LP and The Bank of New York Mellon, dated as of July 29, 2016 (the “ADS Tender Agent Agreement”)

We hereby inform you that, by a stock pledge agreement dated        2016 entered into between us and the Security Agent, we have as security assigned to the Security Agent all our rights under, and claims against the ADS Tender Agent arising under or in connection with the ADS Tender Agent Agreement (the “Assignment”).

Please acknowledge receipt of this Notice of Assignment and your consent to its content by signing the consent and acknowledgement below.

Yours faithfully,

For and on behalf of
Grand Chip Investment GmbH
represented by:

Name:
Title:

Consent and Acknowledgement

We hereby acknowledge receipt of the above Notice of Assignment and consent to the Assignment.

For and on behalf

The Bank of New York Mellon

Name:
Title:
Date:

SIGNATURES

The Pledgor:

GRAND CHIP INVESTMENT GMBH

By:	/s/ Liu Zhendong
Name: Liu Zhendong
Title: Director

By:
Name:
Title:

The Original Pledgee, Original Lender, Facility Agent and Security Agent:

XIN RONG LEASING LIMITED

By:	/s/ Du Yang
Name: Du Yang
Title: Director

By:
Name:
Title: